Exhibit 21.1
FORTINET, INC. SUBSIDIARIES

Entity	Jurisdiction of Incorporation

Fortinet International, Inc.	Cayman Islands
Fortinet UK, Ltd.	United Kingdom
Fortinet Technologies (Canada), ULC	Canada
Fortinet Japan K.K.	Japan
Fortinet Information Technology (Beijing) Co., Ltd.	China
Fortinet Information Technology (Tianjin) Co., Ltd.	China
Fortinet Malaysia SDN. BHD.	Malaysia
Fortinet Singapore Private Limited	Singapore
Fortinet Technologies India Private Limited	India
Fortinet Innovation Centre India Limited	India
Fortinet S.A.R.L.	France
Fortinet GmbH	Germany
Fortinet Federal, Inc.	U.S.A.
Fortinet BV	Netherlands
Fortinet Mexico, S. de R.L. de C.V.	Mexico
Fortinet Network Security Brazil Limitada	Brazil
Fortinet Colombia S.A.S	Colombia
Fortinet Security NZ Limited	New Zealand
Fortinet Security Israel Ltd.	Israel
Fortinet Security Korea Ltd.	Korea
Fortinet Security LLC	Qatar
Fortinet Security Italy S.R.L.	Italy
Fortinet Networks Romania S.R.L.	Romania
Meru Networks International, Inc.	U.S.A.
Meru Networks BV	Netherlands
Fortinet Holding LLC	U.S.A.
Accelops Inc.	U.S.A.
Accelops HK	Hong Kong
Accelops China	China